UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

59 Lowes Way, Suite 401, Lowell, MA 01851

(Address of principal executive offices and zip code)

(978) 513-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Amendment No. 1 to Stock Purchase Agreement

On May 20, 2013, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Greenleaf Capital, Inc., a Michigan corporation , The Ronda E. Stryker and William D. Johnston Foundation, a Michigan nonprofit corporation, and The L. Lee Stryker 1974 Irrevocable Trust fbo Ronda E. Stryker, a Michigan trust (collectively, the “Sellers”), whereby the Company agreed to purchase 235,000 of the Sellers’ aggregate 271,411 shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company for a purchase price of $0.37 per share, subject to approval of the Company’s lenders. On June 13, 2013, the Company entered into Amendment No. 1 to the Stock Purchase Agreement (“Amendment No. 1”) with the Sellers, whereby the parties agreed to reduce the number of shares to be purchased from 235,000 to 170,000 shares, for an aggregate purchase price of $62,900 (the “Share Purchase”). The Share Purchase was completed on June 14, 2013.

Amendment No. 1 also provides that the Company shall either make an offer to purchase the remaining 101,411 shares held by the Sellers (the “Remaining Shares”) at $0.37 per share within one year of the date of Amendment No. 1, or shall provide the Sellers with registration rights with respect to the Remaining Shares as set forth in the Registration Rights Agreement dated March 8, 2011 by and among the Company and the investors named therein. Sellers shall be under no obligation to accept the Company’s offer to purchase the Remaining Shares on the terms set forth above, however, if the offer is made by the Company and rejected by the Sellers, the Company will no longer be obligated to provide Sellers with registration rights with respect to the Remaining Shares.

The foregoing description is only a summary of the key provisions of the Amendment No. 1 and the Stock Purchase Agreement and is qualified in its entirety by the terms of the Stock Purchase Agreement and Amendment No. 1, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ended May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTECH, INC.

Date: June 19, 2013

By: /s/ Joseph P. Mullaney

Joseph P. Mullaney

President & Chief Executive Officer